Exhibit 2.1

                                  July 31, 2003

Sagent Technology, Inc.
800 West El Camino Real Suite 300
Mountain View, California 94040
Attention: Chief Executive Officer

Ladies and Gentlemen:

            Reference is made to the $5 Million Secured Promissory Note (the "$5 Million Note"), dated as of April 15, 2003, by Sagent Technology, Inc. (the "Company") in favor of Group 1 Software, Inc. ("Lender"), the $2 Million Secured Promissory Note, dated as of May 16, 2003 by the Company in favor of Lender (the "$2 Million Note"; and, together with the $5 Million Note, the "Promissory Notes") and the letter agreement between Lender and the Company dated June 30, 2003 (the "Letter Agreement").

            This letter will confirm that the parties signing this letter hereby agree and acknowledge that, notwithstanding anything to the contrary in the Promissory Notes or the Letter Agreement, the Maturity Date (as defined in each of the Promissory Notes) shall be extended to 11:59 pm (Pacific Time) on September 30, 2003 and the first payment of accrued interest on each of the Promissory Notes shall be extended to 11:59 pm (Pacific Time) on September 30, 2003. All other terms and conditions of the Promissory Notes shall remain unchanged. Nothing contained in this letter shall be deemed an amendment or waiver of any rights or obligations of the Company or Lender except as specifically set forth herein, and it is expressly agreed and understood that Lender's security interest in all right, title and interests of Lender in the Collateral (as defined the Security Agreement, dated as of April 15, 2003 between the Company and Lender (the "Security Agreement")) shall remain in full force and effect until all Obligations (as defined the Security Agreement) have been indefeasibly fully paid and satisfied.

            This letter agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original and all of which counterparts, when taken together, shall construct one and the same agreement.

            This letter agreement shall be governed by and construed and enforced in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of California.

            If the foregoing correctly sets forth our understanding as to the matters covered hereby, please execute and return to the undersigned the enclosed copy of this letter.

                                              Very truly yours,

                                              GROUP 1 SOFTWARE, INC.


                                              By:    /s/
                                                 -------------------------------
                                                  Name:
                                                  Title:

ACCEPTED AND AGREED TO:

SAGENT TECHNOLOGY, INC.


By:        /s/
   ---------------------------------
   Name:
   Title:


                                       5